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                                                                      Exhibit 99

NEWS RELEASE
FOR IMMEDIATE RELEASE                                  Company Contact:
                                                       Stanley J. Musial
                                                       Chief Financial Officer
                                                       (302) 456-6789
                                                       www.sdix.com


    Strategic Diagnostics Announces the Completion of Independent Evaluations
      of its Pathogen Test to Detect E. coli in Meat and the Launch of its
                   Pathogen Test to Detect Salmonella in Food


NEWARK, Del., January 27, 2003 - Strategic Diagnostics Inc. (Nasdaq: SDIX), a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today announced the completion of evaluations performed by major independent laboratories on SDI's RapidChek(R) test for E. coli O157. The results from these evaluations have prompted a globally recognized laboratory corporation to begin a nationwide implementation of the RapidChek(R) E. coli O157 test method into its testing protocols. This corporation expects its implementation to be complete by March 2003 and to impact many of its laboratories in the United States.

In another major development, a leading global foodservice provider has completed an in-depth study of the RapidChek(R) E. coli O157 test. According to statements made by the foodservice provider, the findings of this study revealed that laboratories performing the RapidChek(R) test found a 65% reduction in overall false positives when compared to a well-recognized competitive test, and that RapidChek(R) showed greater sensitivity and was easier to use than the competitive brand. This foodservice provider has endorsed the use by its meat suppliers of RapidChek(R) tests for their E. coli O157 testing needs. Several of these suppliers initiated use of RapidChek(R) in January.

Another significant evaluation performed by a U.S. regulatory agency has shown that the RapidChek(R) E. coli O157 media performs better than other commonly used media.

In other news, the Company announced the commercial launch of a pathogen test to detect salmonella. Salmonella is the most common food pathogen and is found in a wide variety of foods including meats, dairy products and processed foods. SDI believes that its new test has several advantages over competitive methods, including a simplified preparation process that makes the test easier to run versus competitive brands. The product's performance standard meets all necessary regulatory requirements. Plans are currently underway for key evaluations with major food companies and laboratories.

Commenting on this news, Richard Birkmeyer, President and CEO said "We are delighted to have earned such favorable reports on our E. coli O157 tests and are excited about the launch of our new salmonella test. The global market for salmonella tests exceeds $100 million. Changes in USDA regulations have increased the amount of mandatory E. coli O157 testing. These changes have resulted in the majority of industry sampling plans being modified in a way that is expected to yield a two-to-four times increase in E. coli O157 testing. We expect to attract a meaningful share of the food pathogen testing market in 2003."

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About Strategic Diagnostics Inc.
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SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check(TM), GMO QuickCheck(TM), and GMO Check(TM) are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectations. These forward-looking statements include statements regarding adoption and usage of the RapidChek(R) testing method by laboratories and meat suppliers. In addition, when used in this press release, the words "anticipate", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project," "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of SDI's Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

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